Exhibit 99.1

International Stem Cell Corporation to Raise $2.5 Million through a Private Placement

Additionally, ISCO could raise an additional $7.5 Million Upon Exercise of the Warrants

CARLSBAD, CA. – (Marketwired – October 8, 2014), International Stem Cell Corporation (OTCQB: ISCO), a California-based biotechnology company developing novel stem cell based therapies and biomedical products today announced it has entered into definitive agreements with a large institutional healthcare investor and management for the private placement of $2.5 million of the Company’s convertible preferred stock and common stock purchase warrants to purchase up to an additional $7.5 million of the Company’s common stock. The closing of the offering is expected to occur on or about October 13, 2014, subject to satisfaction of customary closing conditions set forth in the Purchase Agreement.

“We are delighted to have secured this additional funding,” said Dr. Andrey Semechkin, ISCO’s CEO and Co-Chairman of the Board. “This transaction will provide us the capital to fund our Parkinson’s disease program through the regulatory submission process and the start of the Phase I/II clinical trial. As discussed in the update issued on October 2, 2014 we are nearing completion of the preclinical phase of this program and expect to file our regulatory submission before year end. I will provide a further update on the company’s strategic direction in the near future.”

Pursuant to the terms of the private placement, the Company will issue (i) 2,500 shares of Series H-1 and Series H-2 convertible preferred at a price of $1,000 per share, (ii) Series A Common Stock purchase warrants to purchase up to approximately 38.8 million shares of common stock at an initial exercise price of $0.0921 per share with a term of five and 1/2 years, (iii) Series B Common Stock purchase warrants to purchase up to approximately 38.8 million shares of common stock at an initial exercise price of $0.06447 per share with a term of six months and (iv) Series C Common Stock purchase warrants to purchase up to approximately 38.8 million shares of common stock at an initial exercise price of $0.06447 per share with a term of twelve months. The Series H-1 and Series H-2 preferred stock are both convertible into shares of common stock of the Company at an initial conversion price of $0.06447.

The investors have been granted resale registration rights with respect to the shares underlying the preferred stock and warrants, as well as rights of participation in future offerings of the Company’s securities.

H.C Wainwright & Co., LLC is acting as the exclusive placement agent for the offering.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an exemption from such registration requirements. The company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock underlying the securities to be sold to in this private placement to certain of the investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About International Stem Cell Corporation

International Stem Cell Corporation is focused on the therapeutic applications of human parthenogenetic stem cells (hpSCs) and the development and commercialization of cell-based research and cosmetic products. ISCO’s core technology, parthenogenesis, results in the creation of pluripotent human stem cells from unfertilized oocytes (eggs). hpSCs avoid ethical issues associated with the use or destruction of viable human embryos. ISCO scientists have created the first parthenogenetic, homozygous stem cell line that can be a source of therapeutic cells for hundreds of millions of individuals of differing genders, ages and racial background with minimal immune rejection after transplantation. hpSCs offer the potential to create the first true stem cell bank, UniStemCell™. ISCO also produces and markets specialized cells and growth media for therapeutic research worldwide through its subsidiary Lifeline Cell Technology (www.lifelinecelltech.com), and stem cell-based skin care products through its subsidiary Lifeline Skin Care (www.lifelineskincare.com). More information is available at www.internationalstemcell.com or follow us on Twitter @intlstemcell.

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Forward-looking Statements

Statements pertaining to anticipated developments, the expected timing and results of preclinical studies and subsequent regulatory filings, the potential benefits of research programs and products, and other opportunities for the company and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, regulatory approvals, need and ability to obtain future capital, application of capital resources among competing uses, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company’s business, particularly those mentioned in the cautionary statements found in the company’s Securities and Exchange Commission filings. The company disclaims any intent or obligation to update forward-looking statements.

Contacts:

International Stem Cell Corporation

Dr. Simon Craw, Executive Vice President

Phone: 760-940-6383

Email: ir@intlstemcell.com